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                                                                Exhibit 24(c)

                   CONSENT OF RAUSCHER PIERCE REFSNES, INC.

     On behalf of Rauscher Pierce Refsnes, Inc. ("RPR"), the undersigned hereby consents to the inclusion of the opinion of RPR, dated as of December 21, 1995, as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of LNH REIT, Inc. ("LNH") in the merger of LNH with and into a subsidiary of EastGroup Properties.


Date: December 21, 1995


                                  Sincerely,


                                  /s/ G. Clyde Buck
                                  ----------------------------
                                  G. Clyde Buck
                                  Managing Director

GCB/cmf